Filed Pursuant to Rule 433
Dated December 13, 2006
Registration Statement No. 333-136056

American General Finance Corporation
Medium-Term Notes, Series J

Due Nine Months or More From Date of Issue

Fixed Rate Medium-Term Notes, Series J, Due December 15, 2011
Floating Rate Medium-Term Notes, Series J, Due December 15, 2011

Fixed Rate Medium-Term Notes, Series J, Due December 15, 2011
Issuer:	American General Finance Corporation
Issue of Securities:	5.20% Medium-Term Notes, Series J, due December 15, 2011
Specified Currency:	U.S. Dollars
Principal Amount:	$300,000,000
Interest Rate:	5.20%
Interest Payment Dates:	Semi-annually on every June 15th and December 15th, commencing June 15, 2007
Spread to Treasury:	+ 67 bps
Stated Maturity:	December 15, 2011
Public Offering Price:	99.922%
Agents’ Discount or Commission:	0.30%
Net Proceeds to Issuer:	$298,866,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	December 18, 2006 (T+3)
CUSIP:	02635P TJ 2
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
Agents:

Greenwich Capital Markets, Inc.

Morgan Stanley & Co. Incorporated

UBS Securities LLC

RBC Capital Markets Corporation

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

See “Supplemental Plan of Distribution Information for Fixed Rate Medium-Term Notes, Series J, Due December 15, 2011 and Floating Rate Medium-Term Notes, Series J, Due December 15, 2011” beginning on the next page.

Floating Rate Medium-Term Notes, Series J, Due December 15, 2011
Issuer:	American General Finance Corporation
Issue of Securities:	Floating Rate Medium-Term Notes, Series J, due December 15, 2011
Specified Currency:	U.S. Dollars
Principal Amount:	$450,000,000
Interest Rate:	3-Month USD LIBOR + 25 bps
Spread (+/-):	+ 25 bps
Initial Interest Rate:	To be determined on December 14, 2006
Interest Reset Dates:	Quarterly on the 15th of each March, June, September and December
Interest Payment Dates:	Quarterly on the 15th of each March, June, September and December, commencing March 15, 2007
Stated Maturity:	December 15, 2011
Public Offering Price:	100.00%
Agents’ Discount or Commission:	0.30%
Net Proceeds to Issuer:	$448,650,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	December 18, 2006 (T + 3)
CUSIP:	02635P TH 6
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
Agents:

Greenwich Capital Markets, Inc.

Morgan Stanley & Co. Incorporated

UBS Securities LLC

RBC Capital Markets Corporation

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Supplemental Plan of Distribution Information for Fixed Rate Medium-Term Notes, Series J, Due December 15, 2011 and Floating Rate Medium-Term Notes, Series J, Due December 15, 2011:

United Kingdom

Each agent has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to American General Finance Corporation; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each agent has represented and agreed that: (i) it has not offered and sold and will not offer or sell the notes in the Hong Kong Special Administrative Region of the People’s Republic of China, by means of any document, other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); and (ii) no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are, or are intended to be, disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The People's Republic of China

Each agent has represented and agreed that: (i) it has not offered or sold and will not offer or sell in the People's Republic of China (the “PRC”) by means of any document any note other than in full compliance with the relevant laws and regulations of the PRC including, but not limited to, the Securities Law of the People's Republic of China and the Company Law of the People's Republic of China; and (ii) it has complied and will comply with all applicable laws and regulations of the PRC with respect to anything done by it in relation to any notes denominated in U.S. Dollars in, or otherwise involving, the PRC.  For the purposes of this paragraph, the PRC excludes Hong Kong, Macau and Taiwan.

Singapore

Neither the prospectus, the prospectus supplement nor the pricing supplement has been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Each agent has represented and agreed that the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may the prospectus, the prospectus supplement, the pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person falling within Section 274 of the Securities and Futures Act, (ii) to a relevant person as defined in section 275(2) of the Securities and Futures Act, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (iii) otherwise than pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each agent has further represented and agreed to notify (whether through the distribution of the prospectus, the prospectus supplement, the pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes or otherwise) each of the following relevant persons specified in Section 275 of the Securities and

Futures Act which has subscribed or purchased notes from and through that agent, namely a person who is:

(i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act except:

(i)

to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act;

(ii)

where no consideration is given for the transfer; or

(iii)

by operation of law.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings can arrange to send you the prospectus if you request it by calling (i) Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071, (ii) Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or (iii) UBS Securities LLC toll-free at 1-888-722-9555, ext 1088.

Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006